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EXHIBIT 10af-2


U S WEST, Inc.
7800 East Orchard Road, Suite 200
Post Office Box 6508
Englewood, Colorado 80155-6508
303 793-6500

Richard D. McCormick
Chairman and Chief Executive Officer


                                   January 31, 1997

Michael P. Glinsky
Executive Vice President &
       Chief Financial Officer
U S WEST, Inc.
7800 East Orchard Road
Suite 200
Englewood, CO 80155

Dear Mike:

It is my pleasure to inform you of your 1997 Executive Total Direct Compensation opportunities, effective January 1, 1997. Please retain one copy of the Agreement for your files and return the signed original in the enclosed envelope to the Executive Compensation organization by March 15, 1997.

Your 1997 Total Direct Compensation opportunities reflect U S WEST's compensation philosophy objectives to:

    - Offer a total compensation opportunity competitive with peer companies
    - Recognize your contribution and value to our success
    - Tailor to our unique business needs
    - Align Executives with our shareholders as owners of the Company, and
    - Enable Executive movement across the organization

Enclosed is your personalized one page summary outlining your opportunities this
year and your   Long Term Incentive grant, including your Stock Option Agreement and Dividend Equivalent Unit Schedule.

This letter also serves to clarify your pension arrangement with the Company to reflect recent changes to the Company's benefit programs. This letter supplements the terms of the supplemental pension set forth in your offer letter dated April 3, 1996.

Under the new disability benefit feature to the qualified U S WEST Pension Plan recently approved by the Board of Directors for all management employees, any disability benefit paid to a participant does not affect the level of such participant's pension benefit. Consistent with this Board approval, any disability benefit you may receive from U S WEST, including without limitation, any incidental disability benefit from a pension plan (whether received prior to, after


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Michael P. Glinsky
January 31, 1997
Page 2

or concurrent with any pension benefit), shall not be considered to be a pension payment and shall not offset any pension payment from U S WEST.

Upon your retirement on or after your fifty-seventh birthday, you will be eligible for benefits as if "service pension eligible," and will receive the equivalent benefits provided to service pension eligible employees under all U S WEST plans and programs, including without limitation, treatment as if "retired" under the U S WEST Stock Plan. The terms and conditions of this letter are binding on the Company's successors and assigns, whether by law or otherwise, including without limitation, in the event of a change of control of the Company.

The Human Resources Committee's approval of the compensation opportunities and modified pension benefit described above reflects the Company's desire to maintain appropriate incentives to retain your highly valued services in the future.

Mike, I look forward to your acceptance of these employment terms and anticipate your continued strong performance and the contribution you will make to the success of U S WEST.

Please indicate your acceptance by signing below and returning to me at your earliest convenience.


                                 Sincerely,



                                 Richard D. McCormick


I acknowledge receipt of this letter and agree to its terms, which are conditioned upon my signature below.



____________________________________    _____________________________
Michael P. Glinsky                            Date

cc: Sharon Naylor